Exhibit 99.1

NEWS RELEASE

Date:	August 3, 2007
FOR IMMEDIATE RELEASE

Contact:	Cheryl Moll
XETA Technologies
(918) 664-8200

XETA TECHNOLOGIES ANNOUNCES

INVESTOR MEETING, WEBCAST

Broken Arrow, Okla.—(BUSINESS WIRE)—XETA Technologies (NASDAQ: XETA) today announced that its senior management will host an investment community presentation on Thursday, August 9, 2007.  Greg Forrest, Chief Executive Officer, and Robert Wagner, Chief Financial Officer will provide an update on the company’s strategic initiatives.

Investors are invited to join a live webcast of the investor presentation on Thursday, August 9, 2007 at 10:30 a.m. (TZ: Central).  To access the live event, please visit XETA’s website, www.xeta.com, click on the Investor Relations page, and follow instructions to log onto the webcast.  You may also access the event at www.investorcalendar.com.  An archived copy of the webcast will be available on the company’s website following the event.

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About XETA Technologies

XETA Technologies is a leading provider of enterprise-class communications solutions, installation and Services in the emerging, highly technical world of converged communications solutions for voice and data applications.  XETA has sales and service locations nationwide.  XETA is one of the largest providers of Avaya voice and data communication solutions and has recently added the Nortel voice and data product line.  XETA markets a line of proprietary call accounting systems to the hospitality industry and has long been recognized as the leading provider of call accounting solutions to that industry.  More information about XETA (NASDAQ:  XETA) is available at www.xeta.com.